Exhibit 99.2

Aperture AC Announces Closing of $102,000,000 Initial Public Offering, Including Partial Exercise of Underwriters’ Over-Allotment Option

Los Angeles, CA, May 22, 2026 (GLOBE NEWSWIRE) – Aperture AC (the “Company”) (Nasdaq: APURU) announced today the closing of its initial public offering of 10,200,000 units, which includes 1,200,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $102,000,000.

The Company’s units began trading on May 21, 2026 on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “APURU.” Each unit consists of one Class A ordinary share of the Company and one right (the “Share Right”) to receive one-fourth (1/4) of one Class A ordinary share of the Company upon the consummation of an initial business combination. Once the securities constituting the units begin separate trading, the Class A ordinary shares and Share Rights are expected to be listed on Nasdaq under the symbols “APUR” and “APURR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry or geographic area it chooses.

The Company’s management team is led by Calvin Kung, its Chief Executive Officer and a director, and Daniel Zhao, its Chief Financial Officer and a director. In addition, the Board includes Zhen Tan, Song Pettus, and Thomas Elliott Friend.

IB Capital, LLC acted as book-running manager for the offering and EarlyBirdCapital, Inc. and I-Bankers Securities, Inc. acted as joint book runners.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and the simultaneous private placement, and the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Aperture AC

835 Wilshire Blvd. 5th Floor,

Los Angeles, CA, 90017

Attn: Calvin Kung, CEO

(424) 253-0908